Exhibit 99.1
For Release on October 26, 2011
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2011
FINANCIAL RESULTS
New York, NY — October 26, 2011 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the third quarter ended September 30, 2011.
Third Quarter Overview:
•	Total member count increased 5,000 to 522,000 in Q3 2011.

•	Membership attrition averaged 3.7% per month in Q3 2011 compared to 3.8% per month in Q3 2010.

•	Revenue increased 2.7% in Q3 2011 compared to Q3 2010.

•	Comparable club revenue increased 3.0% in Q3 2011 compared to Q3 2010.

•	Ancillary club revenue increased 8.3% in Q3 2011 compared to Q3 2010.

•	Diluted earnings per share were $0.08 in Q3 2011 compared to loss per share of ($0.00) in Q3 2010.

•	EBITDA was $21.8 million in Q3 2011, an increase of $4.1 million, or 23.0%, when compared to EBITDA of $17.7 million in Q3 2010.
Robert Giardina, Chief Executive Officer of TSI, commented: “We were very pleased to have continued to build on our momentum from the first half of the year in the third quarter. Comparable club revenue, new member signups, and attrition were all on or ahead of plan, and memberships at our two new clubs that open for workouts in the fourth quarter are running nicely ahead of plan. When combined with tight expense controls, these revenue drivers translated into EBITDA for the quarter that was up 23%; and overall, this was one of our best quarters in years. We are also on track to add more members in the fourth quarter and exceed our membership goals for the year. We also believe we are much better positioned than we were a couple years ago on a number of fronts, and even if the current weak economy persists we believe we can continue to make progress next year toward our target of a 20% EBITDA margin.”
Quarter Ended and Year to Date September 30, 2011 Financial Results:
Revenue (in thousands):

	Quarter Ended September 30,
	2011		2010
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$89,816	77.3%	$89,075	78.8%	0.8%
Joining fees	1,602	1.4%	1,239	1.0%	29.3%

Membership revenue	91,418	78.7%	90,314	79.8%	1.2%

Personal training revenue	14,852	12.8%	13,837	12.2%	7.3%
Other ancillary club revenue	8,612	7.4%	7,819	7.0%	10.1%

Ancillary club revenue	23,464	20.2%	21,656	19.2%	8.3%
Fees and other revenue	1,256	1.1%	1,157	1.0%	8.6%

Total revenue	$116,138	100.0%	$113,127	100.0%	2.7%

Total revenue for Q3 2011 increased $3.0 million, or 2.7%, compared to Q3 2010. Revenue at clubs operated for over 12 months (“comparable club revenue”) increased 3.0% in Q3 2011 compared to Q3 2010.

Operating expenses:

	Quarter Ended September 30,
	2011	2010
			Expense %
	Expense % of Revenue		Variance
Payroll and related	37.3%	39.3%	(2.5)%
Club operating	39.1%	39.3%	2.4%
General and administrative	5.3%	6.2%	(12.9)%
Depreciation and amortization	10.9%	11.6%	(3.9)%

Operating expenses	92.6%	96.4%	(1.4)%

Total operating expenses decreased $1.5 million, or 1.4%, in Q3 2011 compared to Q3 2010. Operating margin was 7.4% for Q3 2011 compared to 3.6% in Q3 2010.
     Payroll and related. Payroll related to club staffing decreased as we continued to realize efficiencies from programs put in place in the second half of 2010.
     Club operating. In Q3 2011, occupancy-related expenses and laundry and towels expenses increased, which was partially offset by a decrease in utilities expenses.
     General and administrative. In Q3 2011, general liability insurance decreased due to a further reduction in claims activity and a related reduction in claims reserves. Consulting and legal expenses also decreased.
     Depreciation and amortization. In Q3 2011 compared to Q3 2010, depreciation and amortization decreased primarily due to the closing of two clubs subsequent to September 30, 2010.
Net income for Q3 2011 was $1.9 million compared to net loss of $18,000 for Q3 2010.
Cash flow from operating activities for the nine months ended 2011 totaled $53.2 million, an increase of $15.2 million from the corresponding period in 2010, which was partially related to the increase in overall earnings. Also, in the nine months ended 2011, due to the timing of payments affecting working capital, prepaid rent decreased $4.1 million, while in the corresponding period in 2010 there was minimal cash effect from prepaid rent. In addition, income tax refunds, net of cash paid for income taxes, increased $9.4 million in the nine months ended 2011, compared to year to date 2010. Partially offsetting the operating cash increases was the increase in cash paid for interest of $4.4 million and $2.5 million of call premium paid on the redemption of our Senior Discount Notes in May 2011.
Fourth Quarter 2011 Business Outlook:
Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the fourth quarter of 2011 includes the following:
•	Revenue for Q4 2011 is expected to be between $114.5 million and $115.5 million versus $111.4 million for Q4 2010, after adjusting Q4 2010 revenue downward for $2.7 million of expired personal training sessions recognized in Q4 2010.

•	In Q4 2011, as a percentage of revenue, we expect payroll and related expenses to be approximately 50 basis points higher than Q3 2011 and club operating expenses to approximate 38%. General and administrative expenses are expected to be approximately $7.0 million, while depreciation and amortization and interest expenses are expected to be similar to Q3 2011 amounts in total dollars.

•	Adjusted EBITDA is expected to improve $2.5 million, or 13.2%, to $21.5 million in Q4 2011 compared to Q4 2010, after adjusting Q4 2010 Adjusted EBITDA downward for $2.7 million of expired personal training sessions recognized in Q4 2010.

•	We estimate that net income for Q4 2011 will be between $1.6 million and $2.1 million, and earnings per share will be in the range of $0.07 per share to $0.09 per share, assuming a 34% effective tax rate and 23.5 million weighted average fully diluted shares outstanding.
Investing Activities Outlook:
For the year ending December 31, 2011, we currently plan to invest $29.0 million to $32.0 million in capital expenditures, which represents an increase from $22.0 million of capital expenditures in 2010. This amount includes approximately $7.5 million to $8.5 million related to two new club openings in Q4 2011, approximately $15.0 million to $16.0 million for the upgrade of existing clubs and approximately $3.5 million principally related to major renovations at clubs with recent lease renewals and upgrading our in-club entertainment system network. We also expect to invest $3.0 million to $3.5 million to enhance our management information and communication systems.
We expect our 2012 capital expenditures to be similar to or less than the 2011 levels, as we are currently targeting up to three openings of smaller fitness-only clubs in 2012.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Fourth Quarter 2011 Business Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of September 30, 2011, comprising 106 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 522,000 members. For more information on TSI, visit http://www.mysportsclubs.com.
The Company will hold a conference call on Wednesday October 26, 2011 at 4:30 PM (Eastern) to discuss the third quarter results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning October 27, 2011.
From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
ICR, Inc.
Joseph Teklits / Farah Soi
(203) 682-8390
farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2011 and December 31, 2010
(All figures in thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$39,029	$38,803
Accounts receivable, net	8,478	5,258
Inventory	223	217
Prepaid corporate income taxes	2,603	7,342
Prepaid expenses and other current assets	8,157	13,213

Total current assets	58,490	64,833
Fixed assets, net	290,862	309,371
Goodwill	32,840	32,794
Intangible assets, net	—	44
Deferred tax assets, net	39,086	41,883
Deferred membership costs	9,492	5,934
Other assets	14,318	9,307

Total assets	$445,088	$464,166

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$15,000	14,550
Accounts payable	6,190	4,008
Accrued expenses	24,534	27,477
Accrued interest	956	6,579
Deferred revenue	42,613	35,106

Total current liabilities	89,293	87,720
Long-term debt	277,649	301,963
Deferred lease liabilities	64,859	67,180
Deferred revenue	6,497	3,166
Other liabilities	10,012	11,082

Total liabilities	448,310	471,111
Stockholders’ deficit:
Common stock	23	23
Paid-in capital	(20,472)	(21,788)
Accumulated other comprehensive income	1,463	2,121
Retained earnings	15,764	12,699

Total stockholders’ deficit	(3,222)	(6,945)

Total liabilities and stockholders’ deficit	$445,088	$464,166

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Nine Months Ended September 30, 2011 and 2010
(All figures in thousands except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Club operations	$114,882	$111,970	$347,659	$344,737
Fees and other	1,256	1,157	3,469	3,585

	116,138	113,127	351,128	348,322

Operating Expenses:
Payroll and related	43,286	44,409	133,639	141,525
Club operating	45,496	44,451	132,983	131,723
General and administrative	6,139	7,049	19,655	22,280
Depreciation and amortization	12,642	13,151	38,829	40,212
Impairment of fixed assets	—	—	—	3,254

	107,563	109,060	325,106	338,994

Operating income	8,575	4,067	26,022	9,328
Loss on extinguishment of debt	—	—	4,865	—
Interest expense	6,062	5,305	18,265	15,668
Interest income	(45)	(41)	(135)	(76)
Equity in the earnings of investees and rental income	(578)	(499)	(1,833)	(1,553)

Income (loss) before benefit for corporate income taxes	3,136	(698)	4,860	(4,711)
Provision (benefit) for corporate income taxes	1,194	(680)	1,795	(3,146)

Net income (loss)	$1,942	$(18)	$3,065	$(1,565)

Earnings (loss) per share:
Basic	$0.09	$(0.00)	$0.13	$(0.07)
Diluted	$0.08	$(0.00)	$0.13	$(0.07)
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	22,834,206	22,646,470	22,782,124	22,625,765
Diluted	23,457,058	22,646,470	23,318,879	22,625,765

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2011 and 2010
(All figures in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$3,065	$(1,565)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,829	40,212
Impairment of fixed assets	—	3,254
Loss on extinguishment of debt	4,865	—
Call premium on redemption of Senior Discount Notes	(2,538)	—
Amortization of debt discount	149	—
Amortization of debt issuance costs	840	759
Non-cash rental expense, net of non-cash rental income	(3,017)	(3,518)
Compensation expense incurred in connection with stock options and common stock grants	925	1,139
Decrease in deferred tax asset	3,261	5,533
Net change in certain operating assets and liabilities	11,542	(7,174)
(Increase) decrease in deferred membership costs	(3,558)	720
Landlord contributions to tenant improvements	711	100
Decrease in insurance reserves	(1,511)	(1,053)
Other	(323)	(368)

Total adjustments	50,175	39,604

Net cash provided by operating activities	53,240	38,039

Cash flows from investing activities:
Capital expenditures	(21,641)	(9,976)

Net cash used in investing activities	(21,641)	(9,976)

Cash flows from financing activities:
Proceeds from 2011 Senior Credit Facility, net of original issue discount	297,000	—
Debt issuance costs	(8,065)	—
Repayment of 2007 Term Loan Facility	(178,063)	(1,388)
Repayment of Senior Discount Notes	(138,450)	—
Principal payment on 2011 Term Loan Facility	(4,500)	—
Proceeds from exercise of stock options	291	81
Tax benefit from stock option exercises	100	—

Net cash used in financing activities	(31,687)	(1,307)

Effect of exchange rate changes on cash	314	331

Net increase in cash and cash equivalents	226	27,087
Cash and cash equivalents beginning of period	38,803	10,758

Cash and cash equivalents end of period	$39,029	$37,845

Summary of the change in certain operating assets and liabilities:
Increase in accounts receivable	(3,206)	(3,120)
Increase in inventory	(6)	(119)
Decrease in prepaid expenses and other current assets	4,156	1,386
Decrease in accounts payable, accrued expenses and accrued interest	(5,207)	(626)
Change in prepaid corporate income taxes and corporate income taxes payable	4,738	(11,279)
Increase in deferred revenue	11,067	6,584

Net change in certain working capital components	$11,542	$(7,174)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA
For the Quarters Ended September 30, 2011 and 2010
(All figures in thousands)
(Unaudited)

	Quarter Ended
	September 30,
	2011	2010
Net cash provided by operating activities	$18,158	$8,567
Interest expense, net of interest income	6,017	5,264
Provision (benefit) for corporate income taxes	1,194	(680)
Changes in operating assets and liabilities	(3,410)	11,583
Amortization of debt discount	(97)	—
Amortization of debt issuance costs	(287)	(253)
Compensation expense incurred in connection with stock options and common stock grants	(267)	(402)
Landlord contributions to tenant improvements	(562)	—
Non-cash rental expense, net of non-cash rental income	935	1,347
Decrease (increase) in insurance reserves	527	(28)
Decrease in deferred tax asset	(2,241)	(9,704)
Increase in deferred membership costs	1,321	1,170
Other	507	853

EBITDA	$21,795	$17,717

Note:	We define Adjusted EBITDA as EBITDA excluding loss on extinguishment of debt, any fixed asset or goodwill impairments and revenue recognized in Q4 2010 for unused and expired personal training sessions. For the quarters ended September 30, 2011 and 2010, we did not incur any loss on extinguishment of debt or any fixed asset or goodwill impairments. Accordingly, EBITDA and Adjusted EBITDA are identical for these quarters

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA
For the Quarter Ending December 31, 2011 and the Quarter Ended December 31, 2010
(All figures in thousands)
(Unaudited)

	Estimated
	Q4 2011	Q4 2010
Net cash provided by operating activities	$18,500	$13,199
Interest expense, net of interest income	6,050	5,421
Provision for corporate income taxes	650	3,002
Changes in operating assets and liabilities	(3,450)	1,069
Amortization of debt issuance costs	(290)	(252)
Compensation expense incurred in connection with stock options and common stock grants	350	(197)
Non-cash rental expense, net of non-cash rental income	750	2,034
Decrease in deferred tax asset	(300)	(3,110)
Decrease in insurance reserves	100	66
Increase in deferred member costs	(950)	575
Other	90	(119)

EBITDA	21,500	21,688
Unused and expired personal training sessions (1)	—	(2,697)

Adjusted EBITDA	$21,500	$18,991

(1)	In Q4 2010, we recognized $2,697 of revenue related to of unused and expired personal training sessions in three of the jurisdictions we operate in.
Non-GAAP Financial Measures — EBITDA and Adjusted EBITDA
     EBITDA consists of net income (loss) plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding loss on extinguishment of debt, any fixed asset or goodwill impairments and revenue recognized in Q4 2010 for unused and expired personal training sessions. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
     EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.
     EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.6 million in the quarter ended September 30, 2011. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

     Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
     Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
     The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:
•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2011 Senior Credit Facility.

•	Our discussions with prospective lenders and investors in recent years, including in relation to our 2011 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, our equity analysts often report on our EBITDA with respect to valuation commentary.
     We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.